Exhibit 99.1

EARNINGS RELEASE	July 27, 2005

NORTHWEST PIPE REPORTS RECORD SALES

Portland, Oregon, July 27, 2005...Northwest Pipe Company (NASDAQ: NWPX) today announced record sales for the second quarter of 2005. The Company reported sales of $86.4 million compared to $69.6 million in the second quarter of 2004. Quarterly net income was $3.4 million, or $0.49 per diluted share, compared to $3.0 million, or $0.45 per diluted share, in the second quarter of 2004. “Our second quarter results improved compared to both the same quarter last year and to the first quarter of 2005,” said Brian Dunham, president and chief executive officer. “The Water Transmission Group generated record revenues and improved margins leading us to a strong overall quarter.”

Water Transmission

Sales in the Water Transmission Group were $60.0 million in the second quarter of 2005, compared to $37.6 million for the second quarter last year. The gross profit for this Group was $12.4 million, or 20.8% of sales, compared to $7.2 million, or 19.2% of sales, last year. The Water Transmission Group’s gross margin improved due to a combination of improved pricing in the market, higher volumes leveraging fixed costs and a favorable mix of projects produced during the quarter. “We recorded the highest margins we have seen since 2003,” said Dunham. “We expect similar results in the quarters ahead if we can keep operating at our forecasted production levels.”

Tubular Products

The Tubular Products Group’s sales were $26.4 million in the second quarter of 2005, compared to $32.0 million reported for the second quarter last year. “Sales were lower than we had forecasted. Contrary to original expectations, our markets in 2005 have generally been sluggish. Several of our products are used in non-residential construction activities, for example, and this market has remained soft through the first half of the year,” noted Dunham.

Gross profit was $1.3 million for the quarter compared to $4.6 million in the second quarter of 2004. Gross profit as a percent of sales was 4.8% in the second quarter of 2005, compared to 14.5% in 2004. “Gross profit declined significantly from last year due to lower demand and increased import competition in some product lines. In addition, our margins have been adversely effected because of declining steel costs in the first half of the year. Steel is our primary raw material and its cost has declined substantially in 2005. The reduction in steel costs puts pressure on our selling prices and they have fallen faster than our costs have declined. As a result, our margins have been reduced. We expect this situation to improve as steel stabilizes,” concluded Dunham.

Outlook

The backlog at June 30, 2005 was $150.0 million, compared to $101.9 million at June 30, 2004. While the backlog was down from the record $162.3 million reported at the end of the first quarter of 2005, it is still the second highest backlog the Company has ever reported. Water transmission project bidding activity during the second quarter was strong, although somewhat lower than in the first quarter. Bidding activity should increase again in the third quarter of 2005 and remain strong through the end of the year, resulting in a higher year-end backlog.

Tubular products demand has been below expectations and, while it is improving, no dramatic changes are expected during the balance of the year. In fact, certain product lines are seasonal in nature and are expected to peak in the third quarter and then show a typical slowing in the fourth quarter. “Margins in the Tubular Products Group are low due to the relatively high cost of steel in inventory and low production levels. While we do not expect to see significant changes in production until next year, we do expect steel costs to level out, leading to at least a partial recovery in margins in the fourth quarter,” said Dunham.

About Northwest Pipe

Northwest Pipe Company manufactures welded steel pipe in two business segments. Its Water Transmission Group is the leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water transmission in the United States and Canada. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of construction, agricultural, energy, industrial and mechanical applications. The Company is headquartered in Portland, Oregon and operates nine manufacturing facilities across the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Brian Dunham and statements in the “Outlook” section of this press release are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, Company performance and financial results. Actual results could vary materially from the description contained herein due to many factors, including project delays, changes in bidding activity, market demand, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, competitive environment, and other risks described from time to time in the Company’s reports to the Securities and Exchange Commission. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

CONTACT:	Brian Dunham
Chief Executive Officer
503-382-2332

NORTHWEST PIPE COMPANY

STATEMENTS OF OPERATIONS

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Net Sales:
Water Transmission	$59,963	$37,615	$115,996	$73,912
Tubular Products	26,463	32,020	49,188	62,445

Net Sales	86,426	69,635	165,184	136,357

Cost of Sales:
Water Transmission	47,498	30,388	93,204	60,043
Tubular Products	25,203	27,375	46,058	56,014

Total Cost of Sales	72,701	57,763	139,262	116,057

Gross Profit:
Water Transmission	12,465	7,227	22,792	13,869
Tubular Products	1,260	4,645	3,130	6,431

Gross Profit	13,725	11,872	25,922	20,300

Selling, General and Administrative	6,430	5,349	12,533	10,604

Operating Income	7,295	6,523	13,389	9,696

Interest Expense	1,721	1,571	3,602	2,879

Income Before Income Taxes	5,574	4,952	9,787	6,817

Provision for Income Taxes	2,146	1,906	3,768	2,624

Net Income	$3,428	$3,046	$6,019	$4,193

Basic Earnings per Share	$0.51	$0.46	$0.89	$0.64

Diluted Earnings per Share	$0.49	$0.45	$0.86	$0.63

Shares Used in Per Share Calculation:
Basic	6,762	6,605	6,731	6,588

Diluted	7,010	6,726	7,012	6,702